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                                 EXHIBIT 10.81



                Local Marketing Agreement dated October 16, 1996
                between Simmons Broadcasting Company and
                Commodore Media of Kentucky, Inc.
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                            LOCAL MARKETING AGREEMENT

         This LOCAL MARKETING AGREEMENT (the "Agreement") dated as of October 16, 1996, is made and entered into by and between COMMODORE MEDIA OF KENTUCKY, INC., a Delaware corporation ("Time Broker"), and SIMMONS BROADCASTING COMPANY, a South Carolina corporation ("Licensee"), the owner and operator of radio station WHRD (AM) Huntington, West Virginia (the "Station").

                              W I T N E S S E T H:

         WHEREAS, Time Broker and Licensee, are parties to an Irrevocable and Exclusive Option Agreement dated as of the date hereof (the "Option Agreement"), pursuant to which Licensee has granted to Time Broker an option to purchase substantially all of the operating assets of the Station; and

         WHEREAS, Licensee desires to make available to Time Broker substantial broadcasting time on the Station until the closing of the transactions contemplated by the Option Agreement (the "Closing Date"); and

         WHEREAS, Time Broker is engaged in the business of radio broadcasting and desires to avail itself of the Station's available broadcast time through the date of Closing.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:
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         Section 1. Effective Date and Facilities. Commencing at 12:01 a.m. on
October 16, 1996 (the "Effective Date"), Licensee shall broadcast or cause to be broadcast on the Station programs which are presented to it by Time Broker. These programs shall be in compliance with the provisions of Section 4 of this Agreement. Time Broker shall maintain the ability to deliver its programming to Licensee's transmitter site by means acceptable to Licensee. To facilitate delivery of programming by Time Broker to Licensee hereunder, Licensee hereby grants to Time Broker the non-exclusive right for the term of this Agreement to use substantially all of the equipment located in the studio for the Station and currently used by Licensee for broadcasting programs on the Station (the "Broadcast Equipment"). In addition, Time Broker shall have, and Licensee hereby grants to Time Broker, a nonexclusive license to enter on the premises currently occupied by the Station for purposes of producing its programming hereunder. Time Broker shall maintain the Broadcast Equipment free and clear of liens, claims or encumbrances of any third party claiming by, through or under Time Broker.

         Section 2. Payments by Time Broker. Time Broker hereby agrees to pay Licensee for broadcast of the programs and use of the Broadcast Equipment hereunder the sum of $250 each month in advance for each month after the Effective Date through November 30, 1998 and $500 for each month thereafter ("Fee") plus the sum of the actual expenses each month for documented and agreed upon items of operating expenses to be incurred consistent


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with past practices of the Station under the provisions of that certain Local
Management Agreement dated April 8, 1996, by and between Time Broker and Licensee ("Monthly Expenses"). The Monthly Expenses shall be payable in arrears on or before the fifteenth day of each calendar month commencing November 15, 1996 (the "Monthly Payment Date"), for the period commencing on the Effective Date and on the fifteenth day of each calendar month thereafter during the remainder of the term of this Agreement; provided, however, that the revenue and expenses of the Station shall be adjusted for October as if the Effective Date of this Agreement was October 1, 1996. Amounts payable pursuant to this Section 2 for any partial calendar month other than October, 1996 shall be prorated on a per diem basis. During this Agreement, Time Broker shall be entitled to all advertising and other revenues (including all profits and cash flow) of the Station and all accounts receivable which arise on and after the Effective Date. If on the Closing Date or the date this Agreement is terminated, the aggregate amount of payments received by Licensee from Time Broker for Monthly Expenses under this Section exceeds the actual amount of Licensee's expenses for the items (which expenses shall be incurred in accordance with the usual and customary past practices of the Station for the items of Monthly Expenses prior to the Effective Date) incurred by Time Broker in performing its obligations hereunder, from the Effective Date to the Closing Date or the date this Agreement is terminated, then Licensee shall pay to Time Broker the excess Monthly Expenses on


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the Closing Date or within ten (10) days after this Agreement is terminated.
Similarly, if Licensee has aggregate Monthly Expenses from the Effective Date to the Closing Date or termination date in excess of its submitted operating expenses, then the Time Broker shall pay Licensee such excess on the Closing Date or within ten (10) days after this Agreement is terminated. If a dispute arises between Licensee and Time Broker regarding the determination of the Licensee's or Time Broker's excess Monthly Expenses, if any, the disagreement shall be referred to Price Waterhouse, whose determination shall be final and binding, and whose fees shall be paid one-half each by Licensee and the Time Broker. The amount of any excess Monthly Expenses, if any, payable to either party shall be determined annually as of October 1 of each year for the preceding twelve (12) months. The failure of either party to claim that it is entitled to any excess Monthly Expenses by November 1 of each year shall terminate such party's claim. Notwithstanding any other provision of this Agreement or the Option Agreement, in the event the parties fail to close on the sale of the Station to Time Broker, Licensee shall not be obligated to repay Time Broker any Fee amounts advanced by Time Broker pursuant to this Section 2, except for appropriate pro rata portions of such Fee if this Agreement is terminated during a month. The previous sentence shall in no way limit or effect either Licensee or Time Broker's rights under the Option Agreement in the event the failure to close is due to a breach or termination of the Option Agreement.

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         Section 3. Term. The term of this Agreement shall commence on the
Effective Date and shall end on the earlier of (i) the Closing Date, or (ii) the date of termination of the Option Agreement, unless sooner cancelled or terminated as hereinafter provided.

         Section 4.  Program.

                           (a) Time Broker shall furnish or cause to be
furnished (i) the artistic personnel and material in broadcasting form for programs to be broadcast on the Station pursuant to this Agreement at all times other than times of the Licensee program broadcasts referred to in Section 4(b) below and (ii) any additional equipment in addition to the Broadcast Equipment that may be required to enable the Station to broadcast Time Broker's programming during the term of this Agreement. All such Time Broker programs, including all advertising messages and promotional material or announcements, shall be in good taste and in accordance with the Communications Act of 1934, as amended (the "Act"), all other applicable statutes and Federal Communications Commission ("FCC") and other governmental entities rules, regulations, policies and requirements ("Rules and Regulations"), and Licensee's programming standards. Time Broker also agrees to broadcast a reasonable number of public service announcements suggested from time to time by Licensee. All programs shall be prepared and presented in conformity with the standards set forth in Attachment I. Time Broker further agrees that if, in the reasonable judgment of Licensee, Time Broker does


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not comply with these standards, Licensee may suspend or cancel any specific program not in compliance; if possible, Licensee is to provide Time Broker with seventy-two (72) hours prior notice of such suspension or cancellation. Time Broker shall not change the programming format or make any other material or substantial programming changes without the prior written consent of Licensee, which will not be unreasonably withheld or delayed. Licensee shall make the Station available to Time Broker for operation for at least one hundred and sixty-four (164) hours per week, Sunday through Saturday, except for downtime occasioned by routine maintenance. Any routine maintenance work affecting the operation of the Station at full power shall be scheduled at a time that is least disruptive to the Station's operations.

                  (b) Licensee shall have the right during the Term of this Agreement to furnish or cause to be furnished programming in broadcast-ready form for four (4) hours per week of programs to be broadcast on the Station ("Licensee's Reserved Time"). Licensee's public affairs programs shall respond to the needs and interests of the Station's service area and shall be presented at times deemed by Licensee to best meet the needs of the applicable service area. Licensee initially reserves the periods reserved prior to the Effective Date on the Station for public affairs programming to present its public affairs programming.

         Section 5. Handling of Mail and Public File. To the extent either party hereto receives or handles mail, cables, telegraphs,


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telecopies, or telephone calls in connection with any programs broadcast on the
Station, each party shall promptly advise the other of any public or FCC complaint or inquiry concerning such programming and shall give the other party copies of any letters from the public or the FCC, including complaints, concerning such programming. The Licensee in consultation with Time Broker will handle listener complaints and inquiries with respect to the operation of the Station. Time Broker shall also give Licensee copies of all operating and programming information, including, without limitation, the Station's operating logs, necessary to maintain the public file and other records required to be kept by FCC regulations, rules or policies. During the term of this Agreement, Time Broker shall also maintain and deliver to the Station and Licensee such records and information required by the FCC to be placed in the public inspection file of the Station pertaining (i) to the broadcast of political programming and advertisements, in accordance with the provisions of Sections
73.1940 and 73.3526 of the FCC's rules, and (ii) to the broadcast of sponsored programming addressing political issues or controversial subjects of public importance, in accordance with the provisions of Section 73.1212(d) of the FCC's rules. Time Broker shall also consult with the Licensee and comply with the Act and all other applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as


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appropriate, others to "equal opportunities" and the carriage of contrasting points of view as mandated by any "fairness" rules with respect to such "issue-oriented" advertising or programming as may be broadcast) and the charges permitted therefor. Time Broker shall provide to the Station such documentation relating to such programming as Licensee shall reasonably request. Licensee shall be responsible for providing the personnel necessary to maintain a complete public file (as required by the FCC) and compile and file all required quarterly issues/programs lists.

         Section 6.  Maintenance of Equipment.

                           6.1. The transmitter equipment and antennas currently
used for the Station's broadcasts (the "Transmission Equipment") shall be maintained by Licensee in a condition consistent with good engineering practices, in compliance in all material respects with the Act and all other applicable rules, regulations and technical standards of the FCC and in accordance with the Asset Purchase Agreement. Licensee does not currently know of any material defects in the Transmission Equipment used by the Station. Licensee shall maintain power and modulation of the Station's broadcasts in a manner consistent with Licensee's past practices. All capital expenditures reasonably required to maintain the technical quality of the Station's Transmission Equipment and its compliance with applicable laws and regulations shall be made at the sole expense and in the discretion of Licensee in a timely fashion after consulting with Time Broker,


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subject to timely reimbursement by Time Broker as a Monthly Expense pursuant to
Section 2 above.

                  6.2 All Broadcast Equipment and other equipment necessary for the transmission of programming to the Station's Transmission Equipment shall be maintained by Time Broker in good repair and condition, reasonable wear and tear excepted. All capital expenditures reasonably required to maintain the technical quality of the Broadcast Equipment and its compliance with applicable laws and regulations shall be made at the sole expense and in the sole discretion of Licensee in a timely fashion after consulting with Time Broker, subject to timely reimbursement by Time Broker as a Monthly Expense pursuant to Section 2 above. Time Broker shall, at all times during the term of this Agreement, at Time Broker's sole expense, maintain insurance with respect to the Broadcast Equipment covering such risks as are customarily covered with respect to damage thereto, and such policies of insurance shall name Licensee and such other parties as Time Broker may designate as loss payee(s) and additional insured(s), as their respective interests may appear. Licensee covenants that in the event it receives insurance proceeds as loss payee it will apply such proceeds to repair or replace the damaged Broadcast Equipment to the satisfaction of Time Broker.

         Section 7. Collection of Time Broker's Accounts Receivable. For a period of one hundred and eighty (180) days (the "Collection Period") following the termination of this Agreement


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without a closing on the Option Agreement, Licensee shall collect as agent for
Time Broker the accounts receivable of the Station. On the termination date, Time Broker shall provide Licensee with a list of all accounts receivable to be collected by Licensee. In collecting such accounts receivable, Licensee shall use reasonable diligence, but shall not be required to institute legal proceedings to collect any account receivable, or to defend any claim or counterclaim by any account debtor. Unless directed otherwise by the account debtor, all amounts received from an account debtor which also becomes an account debtor of Licensee after the termination date shall be applied first to the payment of the accounts receivable of Time Broker. Within fifteen (15) days of the end of each calendar month of the Collection Period, Licensee shall deliver to Time Broker the net amount, after deducting any sales commissions, agency fees and similar direct expenses attributable to such accounts receivable, of all amounts collected and credited to the accounts receivable of Time Broker during the period calendar month in accordance with this Section 7. Within ten (10) days of the end of the Collection Period, Licensee shall deliver to Time Broker all records of uncollected accounts receivable of Time Broker and any amounts not previously remitted to Time Broker at which time Licensee's obligation for the collection of Time Broker's accounts receivable shall cease. During the Collection Period, Time Broker shall not attempt to collect any of the accounts receivable assigned to Licensee for collection.

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         Section 8.  Responsibility for Employees and Expenses.

                  (a) Time Broker shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming or necessary to fulfill Time Broker's other obligations hereunder. Licensee shall employ and be responsible for the salaries, taxes, insurance and related costs for all personnel used in the production of its programming or necessary to fulfill Licensee's other obligations hereunder, subject to timely reimbursement by Time Broker in accordance with Section 2 above. Time Broker shall pay for all costs associated with its program production, all fees to ASCAP, BMI and SESAC attributable to its programs and any other copyright fees attributable to its programming broadcast on the Station. Without limiting the generality of Time Broker's obligations under Section 26 hereof, Time Broker shall also pay for all costs associated with Arbitron or any other rating service to which it or the Station subscribe.

                  (b) If Time Broker should employ Licensee's employees under this Agreement and there is a termination of this Agreement without a closing under the Option Agreement then Time Broker will terminate such employees hired if Licensee is desirous of rehiring them and the employees desire to return to Licensee's employ.

         Section 9. Control of Station. During the period of this Agreement, Licensee shall maintain ultimate control over the facilities of the Station, including, specifically, control over


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Station finances, personnel and programming, and Time Broker agrees that it will permit Licensee to take any and all steps necessary to faithfully and continuously do so throughout the term of this Agreement. Licensee and Time Broker acknowledge and agree that this responsibility to retain control is an essential element of the continuing validity and legality of this Agreement. Licensee shall provide and pay for: (a) its General Manager for the Station, who shall report solely to, and be accountable solely to, Licensee and who shall direct the day-to-day operations of the Station; and (b) such other personnel as are necessary to fulfill its obligations under this Agreement. Licensee shall retain control, said control to be reasonably exercised, over the policies, programming and operations of the Station, including, without limitation, the right to decide whether to accept or reject any programming or advertisements, the right to preempt any programs in order to broadcast a program deemed by Licensee to be of greater national, regional or local interest, and the right to take any other actions necessary to comply with the Rules and Regulations. Licensee shall be responsible for meeting all of its requirements with respect to its local service obligations including, but not limited to, compliance with the Station's identification requirements, maintaining its main studio within the Station's principal community contour and broadcasting its own issue responsive programming, and Time Broker shall take such actions as Licensee may reasonably request to ensure such requirements are met. Time


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Broker shall not represent, warrant or hold itself out as the Station's licensee and shall sell all its advertising time and enter into all agreements in its own name. Licensee reserves the right to refuse to broadcast any program or programs containing matter which is, or in the reasonable opinion of Licensee may be, violative of any Rules and Regulations, or the policies of the Licensee.

         Section 10. Special Events. Licensee has the right, in its sole discretion and without liability, to preempt any Time Broker programs, and to use part or all of the time contracted for by Time Broker to broadcast events of special importance. In all such cases Licensee will use its best efforts to give Time Broker reasonable notice of its intention to preempt such broadcast or broadcasts, and, in the event of such preemption, Time Broker shall receive a payment credit in an amount to be negotiated in good faith by Time Broker and Licensee for the Time Broker broadcast(s) that were preempted.

         Section 11. Force Majeure. Any failure or impairment (i.e., failure to broadcast at Station's full authorized power) of facilities or any delay or interruption in broadcast programs, or failure at any time to furnish facilities, in whole or in part, for broadcasting, because of any acts of God, strikes or threats thereof or force majeure or due to any other causes beyond the reasonable control of Licensee shall not constitute a breach of this Agreement and Licensee will not be liable to Time Broker therefor.

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         Section 12. Right to Use Station IDs. Licensee hereby grants to Time
Broker a non-exclusive license to use such slogans, call letters and other identifiers as are currently used by the Station (the "Station Licensed Identifiers") in connection with the broadcast of Time Broker's programs on the Station, but for no other purpose. The license granted herein shall expire on the expiration or earlier termination or cancellation of this Agreement. Time Broker shall use the Station Licensed Identifiers in Time Broker's programming in a manner consistent with the use thereof by Licensee in broadcasts of the Station immediately prior to the Effective Date of this Agreement during the entire term of this Agreement and as may be required by the Act or the rules, regulations and policies of the FCC. During the term of this Agreement, Licensee shall not assign any of its rights to use the current call sign of the Station or the other Station Licensed Identifiers to any third party. Time Broker expressly agrees that, except with respect to Station Licensed Identifiers referred to herein, the use of which is licensed by Licensee to Time Broker pursuant hereto, the right to use Licensee's programs and to authorize their use in any manner and in any media whatsoever shall be and remain vested solely in Licensee.

         Section 13. Payola. Time Broker shall provide Licensee with Payola Affidavits, substantially in the form attached hereto as Attachment II, signed by such of Time Broker's employees and at such times as Licensee may reasonably request, and shall noti-


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fy Licensee promptly of any violations it learns of relating to the Act, including Sections 317 and 508 thereof.

         Section 14. Compliance with Law. Time Broker and Licensee shall, throughout the term of this Agreement, comply with the Rules and Regulations applicable to the conduct of its business.

         Section 15. Indemnification; Warranty. Each party (as the case may be, the "Indemnitor") shall indemnify and hold harmless the other party (as the case may be, the "Indemnitee"), its directors, officers, employees, agents and affiliates, from and against any and all liability, including without limitation all consequential damages and attorneys fees, arising out of or incident to the programming furnished by the Indemnitor, any breach of this Agreement by the Indemnitor or the conduct of the Indemnitor, its directors, officers, employees, contractors, agents or affiliates. Without limiting the generality of the foregoing, Indemnitor shall indemnify and hold and save the Indemnitee, its directors, officers, employees, agents and affiliates, harmless against liability for libel, slander, infringement of trademarks, trade names, or program titles, violation of rights of privacy, and infringement of copyrights and proprietary rights resulting from the programming furnished by the Indemnitor. Time Broker will maintain customary amounts of libel and slander insurance, name Licensee as an additional insured party, and provide evidence of such insurance to Licensee. Each party's obligation to hold the other harmless against the liabilities specified above shall survive any

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termination of this Agreement.

         Section 16. Events of Default. Each of the following shall constitute an "Event of Default" under this Agreement:

               (a) Non-Payment. Time Broker's failure to pay the consideration provided for in Section 2 hereof when the same is due and payable hereunder; provided, Time Broker shall have four (4) business days from the date such payment is due to make payment if oral telephonic or written notice is received by Time Broker from Licensee that such payment was not received on the due date; or

               (b) Default in Covenants. Time Broker's or Licensee's default in the observance or performance of any material covenant, warranty, condition or agreement contained herein; provided, however, any such default shall not constitute an Event of Default hereunder if such default is cured within twenty
(20) days after notice thereof by the non-breaching party; or

               (c) Breach of Representation. Time Broker's or Licensee's material breach of any representation or warranty herein, or in any certificate or document furnished pursuant to the provisions hereof, which shall prove to have been false or misleading in any material respect as of the time made or furnished; or

               (d) Insolvency. The voluntary filing by Time Broker or Licensee (or involuntary filing with respect to Time Broker or Licensee not vacated within sixty (60) days after such filing) of a petition for reorganization or dissolution under federal



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bankruptcy laws or under substantially equivalent state laws.

               (e) Licensee Preemption. If the Licensee shall preempt or substitute other programming for that supplied by the Time Broker during fifteen percent (15%) or more of the total hours of Time Broker programming on the Station for any one calendar week during the term of this Agreement, then Time Broker within ten (10) days from the end of such week can terminate this Agreement by notice to Licensee.

         Section 17. Remedies Upon Default. In addition to, and not in limitation of, all other rights and remedies available under this Agreement, in equity or under applicable law, all of which rights and remedies are expressly reserved, the parties shall have the following rights and remedies upon the occurrence of an Event of Default:

               (a) Termination Upon Default. If there is an Event of Default by Time Broker, Licensee may, at its sole option, by written notice to Time Broker, terminate this Agreement, and upon such termination Licensee shall be under no further obligation to make available to Time Broker any further broadcast time or broadcast transmission facilities and all amounts accrued or payable to Licensee up to the date of termination which have not been paid shall immediately become due and payable by Time Broker to Licensee. If there is an Event of Default by Licensee, Time Broker may, at its sole option, by written notice to Licensee, terminate this Agreement, and upon such termination Time Broker shall be under no further obligation to provide any further


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programs to be broadcast on the Station and all amounts due to Licensee with respect to the period subsequent to such termination which have been prepaid by Time Broker shall immediately become due and payable by Licensee to Time Broker.


               (b) Liabilities Upon Termination. Time Broker shall be responsible for debts and obligations of Time Broker resulting from the use of air time and transmission facilities including, without limitation, accounts payable and net barter balances. If this Agreement is canceled or terminated for any reason, Licensee agrees that it will assume, perform in good faith and be responsible for all obligations of Time Broker relating to the period after the date of such cancellation or termination under unfulfilled advertising contracts cancelable within thirty (30) days of the type entered into in the ordinary course of the business of the Station and at usual and customary rates and with respect to which the receivables or prepayments relating thereto have been assigned or paid to Licensee ("Ordinary Course Contracts"), as well as all obligations of Time Broker relating to the period after the date of such cancellation or termination under any unfulfilled advertising contracts other than Ordinary Course Contracts which Licensee has approved in writing during the course of this Agreement and with respect to which the receivables or prepayments relating thereto have been assigned or paid to Licensee. In this connection, Time Broker warrants to Licensee that it shall, and hereby does, assign to Licensee all amounts due under unfulfilled advertising contracts assumed by



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Licensee upon cancellation or termination of this Agreement, and Time Broker shall pay over to Licensee all amounts received by Time Broker for advertising run or to be run by Licensee subsequent to such cancellation or termination. Except for obligations under the unfulfilled advertising contracts specified in this Section 17(b), Licensee shall not assume or otherwise be responsible for any other obligations, expenses, contracts or other liabilities entered into or incurred by Time Broker, regardless of whether such obligations, contracts, expenses and liabilities relate to the Station or the broadcast of programming thereon.

         Section 18. Representations.

               (a) Both Licensee and Time Broker represent that they are legally qualified, empowered, and able to enter into this Agreement, and that it has been reviewed and approved by their respective counsel, including counsel specializing in FCC matters. Time Broker further represents and certifies that this Agreement complies with Sections 73.3555(a) (1) and (e)(1) of the FCC's rules. Licensee represents and certifies that it will maintain ultimate control over the Station's facilities, including control over the finances, personnel and programming of the Station.

               (b) Licensee further represents to Time Broker that, as of the date hereof, except as disclosed in that certain Asset Purchase Agreement dated April 8, 1996, by and between Licensee and Time Broker, which was amended on October 15, 1996, to


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exclude the Station:

                     (i) The FCC licenses and authorizations relating to the Station (the "Station Licenses") are free and clear of legal disqualifications or other restrictions of such a nature as would materially limit the full operation of the Station as presently authorized and conducted;

                     (ii) The Station Licenses are in good standing and have been regularly renewed with the normal expiration dates;

                     (iii) To the best of Licensee's knowledge, the operation of the Station is in compliance in all material respects with the Station Licenses;

                     (iv) Licensee has no knowledge of any matter that might result in the suspension or revocation of the Station Licenses;

                     (v) There are no FCC citations outstanding with respect to the Station or its operation; and

                     (vi) There are no petitions to deny, material complaints or proceedings known by Seller to be pending before the FCC and relating to the business and operation of any Station.

         Section 19. Modification and Waiver. No modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing signed by the party against whom the waiver is sought to be enforced, and then such waiver and consent shall be effective only in the specific


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instance and for the purpose for which given.

         Section 20. Delay in Exercise of Remedies; Remedies Cumulative. Except in the case of actions that must be taken within a specific time period in accordance with this Agreement, no failure or delay on the part of Licensee or Time Broker in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Licensee and Time Broker herein provided are cumulative and are not exclusive of any right or remedies which they may otherwise have.

         Section 21. Construction. This Agreement shall be construed in accordance with the internal substantive (that is, without reference to conflict of) laws of the State of West Virginia and the obligations of the parties hereto are subject to all federal, state or municipal laws or regulations now or hereafter in force and to the regulations and policies of the FCC and all other governmental bodies or authorities presently or hereafter duly constituted. The parties believe that the terms of this Agreement meet all of the requirements of current FCC policy for brokerage agreements and agree that they shall negotiate in good faith to meet any FCC concern with respect to this Agreement if they are incorrectly interpreting current FCC policy or if FCC policy as hereafter modified so requires. If



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the parties cannot agree to a modification or modifications deemed necessary by either party to meet FCC requirements, the termination provisions of Section 22 below shall apply. The parties further agree that they will make all required filings with the FCC with respect to this Agreement.

         Section 22. Termination. Either party may terminate this Agreement effective immediately if it has been ordered by the FCC to terminate this Agreement or to suspend (either permanently or temporarily) the rights and obligations of the parties hereunder in order to comply with (or while a determination is being made with respect to compliance with) the Act or FCC rules or policies, and such termination shall be the parties' sole remedy for any such finding by the FCC. Upon termination or cancellation of this Agreement for any reason Licensee shall, in addition to its other legal and equitable rights and remedies under this Agreement or under applicable law, be entitled immediately to cease making available to Time Broker any further broadcast time or broadcast transmission facilities, and all amounts accrued or payable to Licensee up to the date of termination, cancellation or expiration which have not been paid shall be immediately due and payable. Except as provided in
Section 17(b), Licensee shall not be required to assume any obligations, contracts, expenses or other liabilities of Time Broker in connection with such termination, cancellation or expiration.

         Section 23. Headings. The headings contained in this Agreement are included for convenience only and no such heading


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shall in any way alter the meaning of any provision.

         Section 24. Successors and Assigns. Subject to Section 29, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including, without limitation, any permitted transferees or assignees of any kind of the FCC licenses for the Station.

         Section 25. Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the same original or the same counterpart.

         Section 26. Notices. Any notice required hereunder (other than pursuant to Section 16(a) hereof) shall be in writing and any payment, notice or other communications shall be deemed given (i) upon delivery when delivered personally or by facsimile with a copy by mail, (ii) three (3) days after mailing if mailed by certified mail, postage prepaid, with return receipt requested, or, (iii) one
(1) day after delivery to Federal Express or another recognized overnight carrier for overnight delivery, and addressed as follows:

               To Licensee:

                    W. Lee Simmons, President
                    Simmons Broadcasting Company
                    44 Bow Circle, Suite B
                    Hilton Head Island, South Carolina 29928
                    Telecopier:  803-842-3371

                  With a copy to:

                           Alan C. Campbell, Esq.
                           Irwin, Campbell & Tannenwald, P.C.
                           1730 Rhode Island Avenue, N.W.
                           Suite 200
                           Washington, D.C.  20036


                  To Time Broker:

                           James J. Sullivan, CFO
                           Commodore Media of Kentucky, Inc.
                           500 Fifth Avenue, Suite 3000
                           New York, New York  10110


                  With a copy to:

                           Ira J. Goldstein, Esq.
                           Pryor, Cashman, Sherman & Flynn
                           410 Park Avenue
                           New York, New York  10022


         Section 27. Entire Agreement. This Agreement (together with the Attachments hereto) and any other agreements between the parties relating to the Station embody the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof. No alteration, modification or change of this Agreement shall be valid unless it is embodied in a written instrument signed by the parties.

         Section 28. Severability and Assignment. Except as set forth in Sections 21 and 22 hereof, if any provision or provisions contained in this Agreement is held to be invalid, illegal or unenforceable, this shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein. Time Broker may assign this Agreement without the prior consent of Licensee, provided that such assignee is qualified to act as the Time Broker in accordance with the rules and regulations of the FCC.

         Section 29. No Joint Venture. The parties agree that nothing herein shall constitute a joint venture between them. The parties acknowledge that call letters, trademarks and other intellectual property shall at all times remain the property of the respective parties and that neither party shall obtain any ownership interest in the other party's intellectual property by virtue of this Agreement.

         Section 30. Access to Records. Time Broker shall permit Licensee and its agents and representatives access to all books and records relating to the Station.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            COMMODORE MEDIA OF KENTUCKY, INC.



                                            By: /s/ James J. Sullivan
                                                ------------------------------
                                                James J. Sullivan
                                                Chief Financial Officer


                                            SIMMONS BROADCASTING COMPANY



                                            By: /s/ W. Lee Simmons
                                                ------------------------------
                                                W. Lee Simmons
                                                President

                                                       LOCAL MARKETING AGREEMENT
                                                       Attachment I
                                                       Page 1 of 5

                              PROGRAMMING STANDARDS


         Licensee and Time Broker shall cooperate in the broadcasting of programs of the highest possible standard of excellence. Without limiting the generality of the foregoing, they will observe the following policies in the preparation, writing and production of their own (nonsyndicated or network) programs:

         I. Respectful of Faiths. The subject of religion and references to particular faiths and tenets shall be treated with respect at all times.

         II. Controversial Issues. Any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming; no attacks on the honesty, integrity, or like personal qualities of any person or group of persons shall be made during the discussion of controversial issues of public importance; and during the course of political campaigns, Station programs (other than public forum or talk features) are not to be used as a forum for editorializing about individual candidates. If such events occur, Licensee may require that responsive programming be aired. In the event that a statute, regulation or policy is adopted that requires the airing of responsive programming, Time Broker agrees to comply with such statute, regulation or policy and will prepare such responsive programming.

         III. Donation Solicitation. Requests for donations in the form of a specific amount shall not be made if there is any suggestions that such donations will result in miracles, physical cures or life-long prosperity. However, statements generally requesting donations to support the broadcast or church are permitted.

         IV. Treatment of Parapsychology. The advertising or promotion of fortune-telling, occultism, astrology, phrenology, palm reading, numerology, mind-reading, character readings, or subjects of the like nature will not be broadcast.

                                                       LOCAL MARKETING AGREEMENT
                                                       Attachment I
                                                       Page 2 of 5


         V. No Ministerial Solicitations. No invitations by a minister or other individual appearing on the program to have listeners come and visit him or her for consultation or the like shall be made if such invitation implies that the listeners will receive consideration, monetary gain, or total physical cures for illness.

         VI. No Vending of Miracles. Any exhortation to listeners to bring money to a church affair or service is prohibited if the exhortation, affair, or service contains any suggestion that miracles, total physical cures, or life-long prosperity will result.

         VII. Sale of Religious Artifacts. The offering for sale of religious artifacts or other items for which listeners would send money is prohibited unless such items are normally available in ordinary commerce or are clearly being sold for proper fund-raising purposes.

         VIII. No Miracle Solicitation. Any invitation to listeners to meet at places other than the church and/or to attend other than regular services of the church is prohibited if the invitation, meeting, or service contains any claim that miracles, total physical cures, or life-long prosperity will result.

         IX. No Plugola or Payola. The mention for any business activity or "plug" for any commercial, professional, or other related endeavor, except where contained in an actual commercial message of a sponsor, or if otherwise lawful, is prohibited.

         X. No Lotteries. Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

         XI. No "Dream Books". References to "dream books," the "straight line, " or other direct or indirect descriptions or solicitations relative to the "numbers game," or the "policy game," or any other form of gambling are prohibited.

                                                       LOCAL MARKETING AGREEMENT
                                                       Attachment I
                                                       Page 3 of 5


         XII. No Numbers Games. References to chapter and verse paragraphs, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must reasonably relate to a non-gambling activity.

         XIII. Election Procedures. At least sixty (60) days before any primary or seventy-five (75) days before any regular election campaign, Time Broker will clear with Licensee's Station Manager the rate Licensee will charge for the time to be sold to candidates for public office and/or their supporters to make certain that the rate charged is in conformance with applicable law and Station policy.

         XIV. Commercial Limitations. With respect to any given segment of air time hereunder, the amount of commercial matter shall not normally exceed sixteen (16) minutes during any sixty (60) minute segment, except during political broadcast periods when eighteen (18) minutes shall not normally be exceeded. Time Broker will make available to the Station a list of all commercial announcements during its programming.

         XV. Required Announcements. Time Broker shall broadcast (i) an announcement in form satisfactory to Licensee at the beginning of each hour to identify the Station, (ii) an announcement at the beginning of each broadcast day or Time Broker broadcast period to indicate that program time has been purchased by Time Broker, and (iii) any other announcement that may be required by law, regulation, or Station policy.

         XVI. Commercial Record Keeping. No commercial messages or "plugs" or undue references shall be made in programming presented over the Station to any business venture, profit-making activity, or other interest (other than non-commercial announcements for bona fide charities, church activities, or other public service activities) in which Time Broker or its employees is or are directly or indirectly interested without the same having been approved in advance by Licensee's Station Manager or such broadcast being announced and logged as sponsored.

                                                       LOCAL MARKETING AGREEMENT
                                                       Attachment I
                                                       Page 4 of 5



         XVII. No Illegal Announcements. No announcement or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station.

         XVIII. License Discretion Paramount. In accordance with the licensee's responsibility under the Communications Act of 1934, as amended, and the Rules and Regulations of the Federal Communications Commission, Licensee reserves the right to reject or terminate any advertising or programming being presented over the Station which is in conflict with Station policy or which in Licensee's sole but reasonable judgment would not serve the public interest.

         XIX. Programming Prohibitions. Broker shall not knowingly broadcast any of the following programs or announcements.

                  A. False Claims. False or unwarranted claims for any product or service.

                  B. Unfair Imitation. Infringements of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

                  C. Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

                  D. Profanity. Any programs or announcements that are slanderous, obscene, indecent, profane, vulgar, repulsive or offensive, either in theme or treatment.

                  E. Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

                  F. Descriptions of Bodily Functions. Any material which describes in a repellent manner bodily functions.

                                                       LOCAL MARKETING AGREEMENT
                                                       Attachment I
                                                       Page 5 of 5


                  G. Advertising. Any advertising matter or announcement which may, in the opinion of Licensee, be injurious or prejudicial to the interests of the public or the Station, or to honest advertising and reputable business in general.

                  H. Contests. Any contests or promotions which are in any way misleading or constitute a public nuisance or are likely to lead to injury to persons or property.

                  I. Telephone Conversations. Any programming in violation of any statute, regulation or policy, including without limitation to, Section 73.1206 of the FCC's Rules, or any successor regulation, dealing with the taping and/or broadcast of telephone conversations.


         The parties may jointly waive any of the foregoing policies in specific instances if, in their opinion, good broadcasting in the public interest is served. In any case where obvious questions of policy or interpretation arise, Time Broker will attempt in good faith to submit the same to Licensee for decision before making any commitments in connection therewith.

                                                       LOCAL MARKETING AGREEMENT
                                                       Attachment II
                                                       Page 1 of 2


                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT


City of _____________

County of ___________

State of ____________


         ________________, being first duly sworn, deposes and

says as follows:

         1. He is _______________ of Commodore Media of Kentucky, Inc. ("Broker"), which provides programming to station WHRD (AM), Huntington, West Virginia (the "Station").

         2.    He has acted in the above capacity since ____.

         3. No matter has been broadcast by the Station for which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by him from any person, which matter at the time of broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

         4. So far as he is aware, no matter has been broadcast by the Station for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by the Station in furnishing programs from any persons, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

         5. In the future, he will not pay or promise to pay to any third party, request or receive any service, money, or any other valuable consideration, directly or indirectly, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation or presentation of broadcast matter on the Station.

                                                       LOCAL MARKETING AGREEMENT
                                                       Attachment II
                                                       Page 2 of 2


         6. Neither the affiant nor any family member has any present direct or indirect ownership in (other than an investment in a corporation whose stock is publicly traded and held), serves as an officer or director of (with or without compensation), or serves as an employee of, any person, firm or corporation engaged in:

               a.    The publishing of music;

               b. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings, or electrical transcriptions of any program material intended for radio broadcast use;

               c. The exploitation, promotion, or management of persons rendering artistic, production and/or other services in the entertainment field;

               d. The wholesale or retail sale of records intended for public purchase; or

               e.    Advertising on the Station.

         7. The facts and circumstances relating to any such interest or interest are as follows:

               _______________________________________

               _______________________________________

               _______________________________________


                                                    __________________________
                                                    Affiant


Subscribed and sworn to before me this ____ day of ____________, 199_ :


________________________________
          Notary Public

My Commission Expires: __________________